Exhibit 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARWIRE CORPORATION

ARTICLE 1

Section 1.1 Name. The name of the corporation is Clearwire Corporation (the “Corporation”).

ARTICLE 2

Section 2.1 Address. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at the address above is Corporation Service Company.

ARTICLE 3

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect including any successor provisions of law (the “DGCL”).

ARTICLE 4

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 3,500,000,000 shares, consisting of 500,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 1,500,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 1,500,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of a particular class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with

(A) the exchange of Class B Common Stock and Class B Common Units under agreements between the Corporation and holders of Class B Common Stock and Class B Common Units or Article 5 of this Certificate of Incorporation; and

(B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock),

in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 4.2 Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide one or more series of Preferred Stock (including convertible preferred stock) and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of the series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, will be entitled only to voting rights, if any, as are expressly granted thereto by this Certificate of Incorporation (including any certificate of designations relating to the series).

Section 4.3 Common Stock.

(A) Voting Rights.

(1) Each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by the holder on all matters on which stockholders generally are entitled to vote, except that to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class A Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2) Each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by the holder on all matters on which stockholders are generally entitled to vote, except that, to the fullest extent permitted by law, holders of Class B Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class B Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(B) Preemptive Rights. The stockholders of the Corporation, in their capacity as such, will have no preemptive rights to acquire additional shares of the Corporation or securities convertible into or exchangeable for such shares.

(C) Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion will determine. If a distribution is paid with respect to Units (other than a distribution in connection with a Dissolution Event or a distribution of a type described in clause (i) or clause (ii) of Section 4.3(a) of the Operating Agreement or any successor provision thereto) then the Corporation will, subject to applicable law, the restrictions of any indebtedness of the Corporation and the rights of any holders of Preferred Stock, promptly declare and pay a dividend on the Class A Common Stock equal to an amount per share paid with respect to each Unit in the distribution; and the record date for the dividend on the Class A Common Stock shall be the same as or prior to the record date for the distribution with respect to the Units. Dividends of cash or property (other than stock dividends) will not be declared or paid on the Class B Common Stock. In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on Class A Common Stock or Class B Common Stock, as the case may be, unless contemporaneously therewith (a) the shares of Class B Common Stock or Class A Common Stock, as the case may be, at the time outstanding are treated in the same proportion and the same manner and (b) the stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization has been reflected in the same economically equivalent manner on all Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.

(D) Liquidation.

(1) In the case of any consolidation, merger, recapitalization, reorganization or similar event, the consideration payable in respect of each share of Class A Common Stock will be the same.

(2) In the event of any consolidation, merger, recapitalization, reorganization or similar event or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock will be entitled, the holders of all outstanding shares of Class A Common Stock and Class B Common Stock will be entitled to receive, pari passu, an amount per share equal to the Par Value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by each stockholder. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock and Class B Common Units for shares of Class A Common Stock in accordance with Article 5, the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the Par Value thereof in the event of any consolidation, merger, recapitalization, reorganization or similar event or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(E) Transfer Restrictions. Class B Common Stock may only be Transferred in accordance with Article 5 hereof or the Bylaws of the Corporation.

(F) Taxes. The issuance of shares of Class A Common Stock on exchange of shares of Class B Common Stock will be made without charge to the holders of the shares of Class B Common Stock for any stamp or other similar tax in respect of the issuance, unless any such shares of Class A

Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being converted, in which case the Person or Persons requesting the issuance thereof will pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or will establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(G) Fractional Shares. No fractional shares of Common Stock will be issued by the Corporation.

ARTICLE 5

Section 5.1 Exchange of Class B Common Stock and Class B Common Units. Each holder of a share of Class B Common Stock will be entitled at any time and from time to time to exchange one share of Class B Common Stock plus one Class B Common Unit in Clearwire Communications LLC (on a combined basis) for one share of Class A Common Stock, and each Unit Holding Company Stockholder may cause a Unit Holding Company to merge with and into a Company Disregarded Subsidiary in a merger in which the Company Disregarded Subsidiary is the surviving entity, in exchange for a number of shares of Class A Common Stock equal to the number of Class B Common Units (and a corresponding number of shares of Class B Common Stock) held by such Unit Holding Company, in each case as provided in this Article 5 and the Operating Agreement. Following any exchange, the shares of Class B Common Stock surrendered in the exchange will be retired by the Corporation and will cease to be outstanding and may not be reissued by the Corporation.

Section 5.2 Shares Reserved for Issuance. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance on exchange of Class B Common Stock, the number of shares of Class A Common Stock that are issuable on the exchange of all outstanding shares of Class B Common Stock. Nothing contained in this Certificate of Incorporation will be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Class B Common Stock by delivery of purchased shares of Class A Common Stock that are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued on exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be; provided that this provision will not apply to registration under the Securities Act of 1933, as amended. A holder of shares of Class B Common Stock will become a record holder of Class A Common Stock and cease to be a record holder of Class B Common Stock and Class B Common Units pursuant to the procedure set forth in the Operating Agreement. The Corporation covenants that all shares of Class A Common Stock that are issued on exchange of shares of Class B Common Stock under Section 5.1 will, on issue, be validly issued, fully paid and non-assessable.

ARTICLE 6

Section 6.1 Bylaws. Subject to any additional approval or vote required by this Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 7

Section 7.1 Board of Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time in accordance with the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 8

Section 8.1 Meetings of Stockholders; Action by Written Consent. Any action required or permitted to be taken by the holders of stock of the Corporation may be effected at a duly called annual or special meeting of holders or by any consent in writing by holders in accordance with Section 228 of the DGCL. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, if any, special meetings of the stockholders of the Corporation may be called for any purpose only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation, the President of the Corporation, the holders of at least 50% in voting power of all of the then outstanding shares of Class B Common Stock, or the holders of at least 50% in voting power of all of the then outstanding shares of Class A Common Stock of the Corporation.

ARTICLE 9

Section 9.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation thereof is not permitted under the DGCL. Neither the amendment nor the repeal of this Article 9 will eliminate or reduce the effect of the foregoing sentence in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to an amendment or repeal.

ARTICLE 10

Section 10.1 Indemnification. To the fullest extent permitted by the DGCL, the Corporation will indemnify any Person (and the Person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that the Person, or a Person for whom the Person was the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and amounts paid or to be paid in settlement) reasonably incurred by the Person or the heirs, executors or administrators in connection with the action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 of this Certificate of Incorporation, the Corporation will be required to indemnify a Person described in the preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by the Person only if the commencement of the action, suit or proceeding (or part thereof) by the Person was authorized by the Board.

Section 10.2 Advance of Expenses. To the fullest extent permitted by the DGCL, the Corporation will promptly pay expenses (including attorneys’ fees) incurred by any Person described in Section 10.1 of this Certificate of Incorporation in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, including appeals, on presentation of an undertaking on behalf of the Person to repay the amount if it is ultimately determined that the Person is not entitled to be indemnified under this Article 10 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 of this Certificate of Incorporation, the Corporation will be required to pay expenses of a Person described in the sentence in connection with any action, suit or proceeding (or part thereof) commenced by the Person only if the commencement of the action, suit or proceeding (or part thereof) by the Person was authorized by the Board.

Section 10.3 Unpaid Claims. If a claim for indemnification (following the final disposition of the action, suit or proceeding) or advancement of expenses under this Article 10 is not paid in full within 30 days after a written claim therefor by any Person described in Section 10.1 has been received by the Corporation, the Person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting the claim to the fullest extent permitted by law. In any such action, the Corporation will have the burden of proving that the Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 10.4 Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any

Person described in Section 10.1 against any liability asserted against the Person, whether or not the Corporation would have the power to indemnify the Person against the liability under the provisions of this Article 10 or otherwise.

Section 10.5 Service for Subsidiaries. Any Person serving as a director, officer, employee or agent of Clearwire Communications LLC or another corporation, partnership, limited liability company, joint venture or other enterprise at least 50% of whose equity interests are directly or indirectly owned by the Corporation will be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 10.6 Reliance. Persons who after the date of the adoption of this provision become or remain a Person described in Section 10.1 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 10 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 10 will apply to claims made against any Person described in Section 10.1 arising out of acts or omissions in respect of the Corporation or one of its Subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.

Section 10.7 Merger or Consolidation. For purposes of this Article 10, references to the “Corporation” will include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any Person who is or was a director, officer, employee or agent of the constituent Corporation, or is or was serving at the request of the constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under this Article 10 with respect to the resulting or surviving Corporation as he or she would have with respect to the constituent Corporation if its separate existence had continued.

Section 10.8 Non-Exclusivity of Rights.

(A) The provisions of this Article 10 will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of this Certificate of Incorporation, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article 10 will be deemed to be a contract between the Corporation and each director, officer or employee (or legal representative thereof) who serves in the capacity at any time while this Article 10 and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and neither any alteration, amendment or repeal of this Certificate of Incorporation, nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article 10, will affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any state of facts. If any provision of this Article 10 is found to be invalid or limited in application by reason of any law or regulation, it will not affect the validity of the remaining provisions of this Certificate of Incorporation. The rights of indemnification provided in this Article 10 will neither be exclusive of, nor be deemed in limitation of, any rights to which any Person may otherwise be or become entitled or permitted by contract, this Certificate of Incorporation, the Bylaws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in the Person’s official capacity and actions in any other capacity.

(B) For purposes of this Article 10, references to “other enterprises” will include employee benefit plans; references to “fines” will include any excise taxes assessed on a Person with respect to an employee benefit plan and references to “serving at the request of the Corporation” will include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(C) This Article 10 will not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Persons described in Section 10.1 of this Certificate of Incorporation.

Section 10.9 Savings Clause. If this Article 10 or any portion of this Article 10 is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Person entitled to indemnification under Section 10.1 of this Article 10 as to all expense, liability and loss (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by the Person and for which indemnification is available to the Person under this Article 10 to the fullest extent permitted by any applicable portion of this Article 10 that has not been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 11

Section 11.1 Severability. If any provision or provisions of this Certificate of Incorporation are held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:

(A) the validity, legality and enforceability of the provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby, and

(B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any provision held to be invalid, illegal or unenforceable) will be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 12

Section 12.1 Section 203 of the DGCL. The Corporation will not be subject to the provisions of Section 203 of the DGCL.

ARTICLE 13

Section 13.1 Amendments. This Certificate of Incorporation may be altered, amended or repealed from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware.

ARTICLE 14

Section 14.1 Definitions. As used in this Certificate of Incorporation, the term:

(A) “Class B Common Unit” means a Unit designated as a Class B Common Unit under the Operating Agreement with the rights, powers and duties set forth in such agreement.

(B) “Clearwire Communications LLC” means Clearwire Communications LLC, a Delaware limited liability company.

(C) “Company Disregarded Subsidiary” has the meaning attributed to such term in the Operating Agreement.

(D) “Dissolution Event” has the meaning attributed to such term in the Operating Agreement.

(E) “Operating Agreement” means the Amended and Restated Operating Agreement of Clearwire Communications LLC, dated as of November 28, 2008, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

(F) “Par Value” means, with respect to shares of Class A Common Stock and Class B Common Stock, $0.0001 per share, as adjusted for Recapitalization Events.

(G) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

(H) “Recapitalization Event” has the meaning attributed to such term in the Operating Agreement.

(I) “Subsidiary” has the meaning attributed to such term in the Operating Agreement.

(J) “Transfer” means, directly or indirectly, in one transaction or a series of related transactions, to sell, transfer, assign or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Common Stock beneficially owned by a Person or any interest in any Common Stock owned by a Person (including any arrangement to provide another Person the economic performance of all or any portion of such Common Stock (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Common Stock)).

(K) “Unit Holding Company” has the meaning attributed to such term in the Operating Agreement.

(L) “Unit Holding Company Stockholder” has the meaning attributed to such term in the Operating Agreement.

(M) “Units” means limited liability company interests in Clearwire Communications LLC, or any successor entities thereto, authorized and issued under its Operating Agreement.